Exhibit 99.1

News Release

CONTACT: Investor Relations

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com

National Homebuilder Takes Proactive Steps in Response to COVID-19

Taylor Morrison shares key operational and financial actions for the common good of team members and customers and a preliminary Q1 2020 earnings update

SCOTTSDALE, Ariz., April 9, 2020 –– In response to changing conditions resulting from COVID-19 (coronavirus), Taylor Morrison Home Corporation (NYSE: TMHC), a leading national homebuilder and developer, outlined the strategic and immediate actions being taken for the common good of team members, customers, shareholders and the company during this global crisis. Additionally, the company is sharing a preliminary unaudited Q1 2020 earnings update.

“For many businesses, Taylor Morrison included, the COVID-19 pandemic is uncharted waters,” said Sheryl Palmer, Taylor Morrison chairman and CEO. “With suggested guidelines and protocols changing daily, even hourly, we have had to take proactive and preventive measures for the best interest of our team members, customers and trade partners. While transparent, timely communication—with emphasis on health and safety—have always been two of our guiding principles, considering recent events, each has become more important than ever.”

Our key operational and financial actions during this extraordinary time include:

Expanded Benefits for Team Members, Health and Safety Measures

Taylor Morrison has long abided by the business philosophy that when you take care of your people, they can take care of your customers.

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A number of personal and workplace safety protocols were put into effect the week of March 9 including but not limited to: enhanced cleaning procedures in offices, design centers, model homes and construction offices; restriction of air travel; cancellation of in-person trainings and meetings; community amenity center closures, etc.

•	Division and corporate office team members began a work-from-home protocol effective March 17 and until further notice.

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The company is awarding any team member who tests positive for COVID-19 five additional days of paid time off (PTO) and guaranteeing that all out-of-pocket costs associated with a confirmed case will be covered at no personal expense. All team members working in the field will also receive five additional PTO days for any needed quarantine or sick time.

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We contributed additional funds to our internal Taylor Morrison Care Fund in anticipation of any team members who may be impacted by the crisis and in need of financial support. The Care Fund was established in late 2017 after Hurricanes Harvey and Irma and has to-date assisted 30 team members and donated thousands to team members in need.

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The company is in the process of implementing a Vacation Donation policy in response to COVID-19 that would allow team members the ability to donate their vacation time to other team members who have been impacted and have exhausted their own available paid time off benefits or who do not qualify for short term disability.

•	Frequent personal and workplace safety reminders and updates sent to residents, customers, trades and business partners through calls, email, video and highly visible signage.

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Internal communication includes weekly email and video updates from Chairman and CEO Sheryl Palmer, and all team member virtual webcast ‘Huddles’ also conducted by Palmer. The company first introduced the Huddles last year as a daily communication vehicle whereby team members stand together with their teams every morning to discuss cultural and business updates. A dedicated COVID-19 page on the company intranet housing the most current news was also created.

Serving Customers in a Remote World

While Taylor Morrison has long been working to transform the customer experience online through innovative digital options, COVID-19 has catapulted the homebuilder’s plans and is requiring the industry as a whole to adapt. This forced evolution to find ways to connect with consumers while abiding by social distancing guidelines will be to the benefit of all future homebuyers.

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A range of virtual options for appointments are being offered—from online home tours and design center selections, to hosting scheduled walkthroughs virtually by leveraging FaceTime or Skype. Customers can schedule virtual or in-person tours from their desktop or mobile devices at www.taylormorrison.com.

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Remote selling environment is available with 360-degree virtual tours on the company website for the homebuyer’s ease and convenience. To view a virtual home tour, visit www.taylormorrison.com/virtual-tours.

•	New Home Demonstrations—one of the most critical parts of the home closing process—is being offered virtually via FaceTime and other face-to-face video options.

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“Curbside” or “drive thru” closings are being offered nationwide. Customers can park outside the title office and a notary will deliver the documents and witness signatures—all while maintaining six feet of distance.

Protecting Team Members and Customers Amid Essential Service Orders

Taylor Morrison has a responsibility to its customers and communities to continue building houses, so that everyone has a place to go home to. Residential construction continues to be designated as an essential business in nearly all our operating markets and, where appropriate, construction operations continue.

•	Team members and trade partners are operating under strict safety protocols and are practicing safe social distancing as recommended by the CDC.

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The company is in frequent communication with customers in backlog and current homeowners to make them aware of the construction activity in active communities and the safety protocols that are in place.

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An emphasis on safety is a key part of the company’s DNA, making compliance with additional rigorous safety practices seamless. The company has several ways of ensuring the wellbeing of others, including regularly auditing building practices within communities to ‘inspect what is expected’ of trades and associated workers.

Other Mitigating Measures

The cyclical nature of homebuilding gives Taylor Morrison a unique advantage to draw upon the institutional muscle and experience of the team to strategically navigate the challenges COVID-19 presents. Despite its financial strength and solid balance sheet, the company has taken several immediate and prudent measures aligned with its core values to assist in weathering the unknown business impacts—starting at the top. While leadership will continue to monitor operations and take actions as required, these measures are intended to reduce the extent of potential impacts to the workforce.

•	Chairman and CEO, Sheryl Palmer, requested that our Compensation Committee cancel her recent special equity award, which had a grant date value of $3,000,000.

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Effective immediately, the company’s named executive officers have reduced their base salaries by 25 percent and will defer those payments through the duration of the federally imposed social distancing/economic shut down restrictions. Additionally, substantially all members of senior corporate management and division presidents have voluntarily decided to take the same temporary pay deferral.

•	Our non-employee directors have agreed to defer their cash retainer fees payable for the second quarter.

•	All company team member promotions have been put on temporary hold and the annual merit process for determining compensation increases for all team members has been deferred.

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We are limiting all non-essential cash expenditures including, but not limited to, temporarily reducing or deferring new land acquisitions, phasing development and implementing a revised cadence on all new inventory homes starts.

“When it comes down to what is truly important, my mind instantly goes to one word: community. In good times—and in bad—when we work together and conduct our business with all our stakeholders in mind, we positively impact the communities around us,” added Palmer. “We remain focused on taking sustainable steps for the common good of our team members, our customers, and the company. This is an unprecedented time in our country, our business and the world, but if one thing’s for certain, it’s that we are absolutely in this together.”

First Quarter 2020 Preliminary Unaudited Financial Update and Highlights

•	Net sales orders were 3,466, a 33 percent increase over the prior year’s first quarter

•	Average monthly sales pace per community was 3.1, compared to 2.3, a 35 percent increase from Q1 2019

•	Home closings were 2,761, a 42 percent increase over the prior year’s first quarter

•	Ending backlog units were 6,565, a 36 percent increase over the prior year’s first quarter

•	Available liquidity was more than $750 million at end of quarter, after paying $50 million of debt at the closing of the William Lyon Homes acquisition in February 2020

•	Cancellations for the quarter was 13.8 percent compared to 13.3 percent for Q1 2019

•	Despite the challenges brought about by COVID-19, our efforts to integrate William Lyon Homes continue on-track through our remote work environment.

“Our strong closings quarter helped to bolster our already healthy liquidity position,” said Dave Cone, Executive Vice President and Chief Financial Officer. “We ended the quarter with about $750 million in available liquidity through a combination of more than $500 million of cash on hand and the remainder in available capacity on the our corporate revolving credit facility. Additionally, there are no senior notes maturities until 2023.”

Customer traffic and sales have slowed since social distancing and government mandated economic shutdowns began, and due to uncertainty surrounding this ongoing public health crisis and its continued impact on the U.S. economy, we cannot predict either the near-term or long-term effects that the pandemic will have on our business.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017, 2018, 2019 and 2020 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence. For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate, compensation of our executive officers and directors and other impacts of the COVID-19 pandemic on our business and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: changes in general and local economic conditions (including as a result of the COVID-19 pandemic); slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; material losses in excess of insurance limits; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the inherent uncertainty associated with financial or other projections; the risks associated with maintaining effective internal controls over financial reporting; and risks related to the integration of William Lyon Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and William Lyon Homes. In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.